Exhibit 99.1

Ur-Energy Provides 2019 Q1 Operational Results

Littleton, Colorado (PR Newswire – April 11, 2019) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for first quarter 2019.

Highlights

Lost Creek Operations

	Units	2019 Q1	2018 Q4

U3O8 Captured	(‘000 lbs)	22.6	48.4
U3O8 Dried & Drummed	(‘000 lbs)	21.0	53.7
U3O8 Sold (from produced lbs)	(‘000 lbs)	48.8	0
U3O8 Sold (from purchased lbs)	(‘000 lbs)	48.8	0

Average Flow Rate	(gpm)	1,469	2,019
U3O8 Head Grade	(mg/l)	15	23

Lost Creek Uranium Production and Sales

For the quarter, 22,551 pounds of U3O8 were captured within the Lost Creek plant, and 21,015 pounds of U3O8 were packaged in drums at the Lost Creek processing plant. No shipments of product were made to the conversion facility during the quarter. At March 31, 2019, inventory at the conversion facility was approximately 375,803 pounds U3O8.

In Q1 2019, sales totaled $4.8 million from 97,500 pounds sold. Our price per pound sold averaged $49.35. Half of these pounds were from Lost Creek production, produced at a cost of approximately $37.74 per pound, and half were pounds purchased for delivery, with an average purchase price of $27.51 per pound. Gross profits from contractual sales were $1.6 million, which represents a gross profit margin of approximately 34%. On a cash basis (excluding non-cash costs and extraction taxes), gross profits from contractual sales generated $2.3 million in cash, which represents a cash-basis gross profit margin of approximately 48%.

Lost Creek Operations

Production rates at Lost Creek during the quarter were in line with guidance for the year despite more difficult than normal winter weather conditions in Wyoming. Heavy snows and high winds impeded routine flow and production maintenance and hindered normal production activities. Notwithstanding the weather and site conditions, our staff remained safe, with our continuing safety record at Lost Creek intact, which now stands at over 600 days without a lost-time accident.

Section 232 Trade Action

The Department of Commerce (“DOC”) continues its investigation into the impact of uranium imports on national security, and is nearing the statutory deadline to submit its report to the White House. It is anticipated that DOC will submit its report to the President, containing the Secretary’s findings and recommendations of a proposed remedy, if any, very shortly. Following receipt of the report, the President has up to 90 days to act on the Secretary’s report.

Guidance for 2019

In calendar year 2019, we expect to produce between 75,000 and 100,000 pounds at Lost Creek and deliver a total of 500,000 pounds into our term contracts at an average price of approximately $49 per pound. We have purchase contracts in place for 500,000 pounds at an average cost of $26 per pound. In total, 451,250 pounds of purchased product and 48,750 pounds of produced product will be delivered into the term contracts. Gross profits are expected to be approximately $11.0 million, which represents a gross profit margin of approximately 45%. On a cash basis (excluding non-cash costs and extraction taxes), gross profits from contractual sales are expected to generate $11.7 million in cash, which represents a cash-basis gross profit margin of approximately 47%. As discussed above, 97,500 pounds, including the 48,750 pounds from production, were sold in Q1 2019. We do not anticipate selling any additional produced pounds in 2019. By quarter, our remaining 2019 contractual sales are as follows: 100,000 pounds in Q2; 122,500 pounds in Q3; and 180,000 pounds in Q4.

Should uranium pricing continue to improve, or following a successful outcome of the ongoing Section 232 uranium investigation, we stand ready to ramp up production to full capacity at Lost Creek and initiate development activities at Shirley Basin. We remain operationally ready to increase production through the further development of our fully-permitted mine unit two (“MU2”) at Lost Creek. Lost Creek operations could increase production rates in as little as six months following a “go” decision simply by developing additional header houses within MU2. Development expenses during this time are estimated to be less than $14 million and are almost entirely related to MU2 drilling and header house construction costs. Lost Creek does not require any significant capital expenditures in order to increase production, but we will continue to optimize site operations through engineering design enhancements and modifications. The Lost Creek plant has been well maintained and is ready to receive additional flows for increased production when warranted.

We will provide further guidance in our Form 10-Q, which is currently anticipated to be filed on Friday, May 3, 2019, and throughout the year as matters progress.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped approximately 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations and the timing and ability to ramp up operations; timing and outcome for resolution of the Section 232 trade action or other changes to the uranium market; timing and outcome for all permitting and licensure of the Shirley Basin project and for the subsequent buildout of the project; projected sales and costs of sales; and whether adjustments of production rates at Lost Creek will be necessary or appropriate during 2019) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.